Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	Rome
November 3, 2017	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Phillips 66 Partners LP	Los Angeles	Tokyo
2331 CityWest Boulevard	Madrid	Washington, D.C.
Houston, Texas 77042	Milan

Re:	Phillips 66 Partners LP Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the resale from time to time by the selling unitholders identified in the Registration Statement (as hereinafter defined) (the “Selling Unitholders”) of up to (a) 15,201,767 Series A perpetual convertible preferred units representing limited partner interests in the Partnership (the “Series A Preferred Units”), including 13,819,791 Series A Preferred Units issued to the Selling Unitholders on October 6, 2017 (the “Initial Series A Preferred Units”) and 1,381,976 Series A Preferred Units that the Partnership may issue as payment in kind in respect of the Initial Series A Preferred Units (the “Series A PIK Preferred Units”), and (b) 6,304,204 common units representing limited partner interests in the Partnership (the “Common Units”). The Series A Preferred Units and the Common Units are included in a registration statement on Form S-3, including a base prospectus (the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2017 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the resale of the Series A Preferred Units and the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the General Partner (as hereinafter defined) and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

November 3, 2017

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)               The Initial Series A Preferred Units have been validly issued and, under the Delaware Act, purchasers of the Initial Series A Preferred Units will have no obligation to make further payments for their purchase of Initial Series A Preferred Units or contributions to the Partnership solely by reason of their ownership of Initial Series A Preferred Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

(2)               Upon approval by the board of directors of Phillips 66 Partners GP LLC, the general partner of the Partnership (the “General Partner”), of the issuance of the Series A PIK Preferred Units as payment in kind in respect of the Initial Series A Preferred Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Phillips 66 Partners LP, dated as of October 6, 2017 (the “Partnership Agreement”) and the issuance of such Series A PIK Preferred Units by the Partnership in accordance with the terms of the Partnership Agreement, the Series A PIK Preferred Units will be validly issued and, under the Delaware Act, purchasers of the Series A PIK Preferred Units will have no obligation to make further payments for their purchase of Series A PIK Preferred Units or contributions to the Partnership solely by reason of their ownership of Series A PIK Preferred Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

(3)               The Common Units have been validly issued and, under the Delaware Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

In rendering the foregoing opinions, we have assumed that the Initial Series A Preferred Units and the Common Units have been, and, when issued, the Series A PIK Preferred Units will be, duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of each of the Selling Unitholders.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP